Exhibit 10.3

WILLBROS GROUP, INC.

RESTRICTED STOCK UNITS AWARD AGREEMENT

              20

Dear                                          :

1.    RESTRICTED STOCK UNITS AWARD. Willbros Group, Inc., a Delaware corporation (the “Company”), hereby grants to you an aggregate of                      restricted stock units (individually, an “RSU,” and collectively, “RSUs”). Each RSU entitles you to receive one share of Common Stock, par value $.05 per share, of the Company (a “Share”) at such time as the restrictions described in Section 4(b) lapse as described in Section 5. This award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 2017 Stock and Incentive Compensation Plan (the “Plan”), a copy of which, along with the Prospectus for the Plan, are attached hereto, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Restricted Stock Units Award Agreement (this “Award Agreement”). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2.    DELIVERY OF SHARES. The Company shall register and issue a certificate(s) for the Shares you become entitled to receive hereunder in your name or deliver evidence of book entry Shares as soon as practicable but in no event later than the sixtieth (60th) day after the restrictions described in Section 4(b) lapse as described in Section 5. Any certificates for or book entry representing Shares delivered to you pursuant to this Award Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem necessary or advisable under the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are then listed, and any applicable foreign, federal or state securities laws.

3.    STOCKHOLDER RIGHTS PRIOR TO ISSUANCE OF SHARES. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive any dividends, dividend equivalents or other rights as a stockholder of the Company with respect to any Shares covered by the RSUs until the date of issuance by the Company of a certificate to you for such Shares or the date of delivery of evidence of book entry Shares.

4.    RESTRICTIONS.

(a)    Your ownership of the RSUs shall be subject to (1) the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5, and (2) the restrictions set forth in subsection (c) of this Section until such RSUs shall be redeemed for the applicable Shares or otherwise forfeited to the Company.

(b)    At the time of your “Termination of Employment” (as defined in Section 11(c)), other than a Termination of Employment that is described in Section 5(b)(2), all of your RSUs shall be forfeited to the Company and all of your rights to receive any Shares in the future pursuant to the RSUs shall automatically terminate without any payment of consideration by the Company.

(c)    You may not sell, assign, transfer or otherwise dispose of any RSUs or any rights under the RSUs. No RSU and no rights under any such RSU may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.

5.    LAPSE OF RESTRICTIONS.

(a)    The restrictions described in Section 4(b) shall lapse with respect to                      of the RSUs on the first anniversary of the date hereof, another                      of the RSUs on the second anniversary of the date hereof, another                      of the RSUs on the third anniversary of the date hereof, and the last                      of the RSUs on the fourth anniversary of the date hereof. Following the lapse of such restrictions with respect to any RSUs, the Company will issue you a certificate or provide evidence of book entry Shares as set forth in Section 2 for the Shares covered by such RSUs in redemption of such RSUs.

(b)    Notwithstanding the provisions of subsection (a) of this Section 5, the restrictions described in Section 4(b) shall lapse with respect to all the RSUs at the time of the occurrence of any of the following events:

(1)    Your death or “Disability” (as defined in Section 11(a));

(2)    Your Termination of Employment, but only if such Termination of Employment is the result of a dismissal or other action by the Company or any of its Affiliates and does not constitute a “Termination for Cause” (as defined in Section 11(b)); or

(3)    A “Change of Control” of the Company, but only if the Committee reasonably determines in good faith before the occurrence of a Change of Control that this Award Agreement shall not be honored or assumed and that an Alternative Award meeting the conditions of clauses (i) through (iv) in Article 14(a) of the Plan shall not be provided by any successor.

Following the lapse of the restrictions described in Section 4(b), the Company will issue you a certificate or provide evidence of book entry Shares as provided in Section 2 for the Shares covered by such RSUs in redemption of such RSUs.

6.    AGREEMENT WITH RESPECT TO TAXES; SHARE WITHHOLDING.

(a)    You agree that (1) you will pay to the Company or an Affiliate, as the case may be, or make arrangements satisfactory to the Company or such Affiliate regarding the payment of, any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Affiliates with respect to the RSUs awarded or the issuance of any Shares to you, and (2) the Company or any of its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the RSUs awarded or Shares issued.

(b)    With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the RSUs awarded or the issuance of Shares to you, you may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under the Plan and applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity). All such elections shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that such Committee, in its sole discretion, deems appropriate.

7.    ADJUSTMENT OF SHARES. The number of Shares subject to the RSUs awarded to you under this Award Agreement shall be adjusted as provided in Section 4.2 of the Plan.

8.    AGREEMENT WITH RESPECT TO SECURITIES MATTERS. You agree that you will not sell or otherwise transfer any Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Shares issuable upon the lapse of the restrictions on the RSUs pursuant to this Award Agreement is in effect at the time of issuance of such Shares, any certificate(s) or book entry representing the Shares shall contain the following legend:

These securities have not been registered under the U.S. Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such sale or transfer is exempt from registration under such acts and laws.

9.    TRANSFER TAXES. The Company shall pay all original issue and transfer taxes with respect to the issue and transfer of the Shares to you pursuant to this Award Agreement and all other fees and expenses necessarily incurred by it in connection therewith.

10.    FORFEITURE. You agree that in the event you violate the confidentiality, non-competition, non-solicitation or non-disparagement provisions of any agreement between you and the Company or any Affiliate, or any plan of the Company or any Affiliate in which you participate, including any severance plan, all of your RSUs for which the restrictions have not previously lapsed in accordance with Section 5 shall be forfeited to the Company and all of your rights to receive any Shares in the future pursuant to the RSUs shall automatically terminate without any payment of consideration by the Company.

11.    CERTAIN DEFINITIONS. As used in this Award Agreement, the following terms shall have the respective meanings indicated:

(a)    “Disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(b)    “Termination for Cause” shall mean a Termination of Employment as a result of (1) your willful and continued failure substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), (2) your conviction for a felony, proven or admitted fraud, misappropriation, theft or embezzlement by you, your inebriation or use of illegal drugs in the course of, related to or connected with the business of the Company or any of its Affiliates, your willful engagement in misconduct that is materially injurious to the Company or any of its Affiliates, monetarily or otherwise, or your material failure to comply with or material violation of any of the Company’s policies or procedures in effect from time to time, including without limitation, the Company’s Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers or (3) if you have entered into an employment agreement or contract with the Company or any of its Affiliates, or if you have entered into any other agreement or contract with the Company or any of its Affiliates or participate in any plan of the Company or any Affiliate, including any severance plan, which includes confidentiality, non-competition, non-solicitation or non-disparagement covenants, (A) any other action or omission that is identified in such agreement or contract as giving rise to “Cause” for the termination of your employment with the Company or any of its Affiliates or (B) any violation of the confidentiality, non-competition, non-solicitation or non-disparagement covenants. For this purpose, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Company or any of its Affiliates.

(c)    “Termination of Employment” shall mean the termination of your full-time employment with the Company or any of its Affiliates for any reason other than your death or Disability.

12.    SHORT-TERM DEFERRAL EXCEPTION. The parties intend that this Award Agreement and each payment upon the lapse of restrictions on any RSUs will meet all requirements of the short-term deferral exception to Code Section 409A. To the fullest extent possible, therefore, the Plan shall be construed and administered so that each payment under the Plan is made in a time, form and manner that results in the payment being excepted from Section 409A. The short-term deferral exception shall be applied separately to each payment required under this Award Agreement.

13.    DESIGNATION OF BENEFICIARY. Your beneficiary for receipt of any payment made under this Award Agreement in the event of your death shall be the person(s) designated as your beneficiary(ies) for life insurance benefits under the Company’s life insurance benefits plan unless you designate a different beneficiary on a form prescribed by the Company. If no beneficiary is designated, upon your death, payment shall be made to your estate.

Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.

If you accept this Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

WILLBROS GROUP, INC.

By:
Name:
Title:

The foregoing Award is accepted by me as of the      day of             , 20    , and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.